                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), effective as of August 18, 2005 (the "EFFECTIVE DATE"), is entered by and between MARK B.
DUNKERLEY ("EMPLOYEE") and each of Hawaiian Holdings, Inc. ("HH") and its wholly owned subsidiary Hawaiian Airlines, Inc. ("HA"; which companies are are individually and collectively identified herein as the "COMPANY").

     The parties hereto desire to amend and restate that certain employment agreement dated as of December 23, 2002 by and between the Employee and the
Company (the "Original Agreement") and replace it in its entirety with this
Agreement. The Company desires to re-establish its right to the continued
services of the Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions,

     In consideration of the mutual agreements hereinafter set forth, the
Employee and the Company have agreed and do hereby agree as follows:

     1. EMPLOYMENT AS PRESIDENT AND CHIEF EXECUTIVE OFFICER; SERVICE AS
DIRECTOR. The Company does hereby employ, engage, and hire the Employee as
President and Chief Executive Officer and the Employee does hereby accept and agree to such hiring, engagement, and employment. The Employee's duties during the Employment Period (defined below) shall be the executive, managerial and reporting duties as required by a chief executive officer of a corporation and such other duties as the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company, including but not limited to direct responsibility for and supervision of all aspects of the business and affairs of HH and HA. The Employee shall report directly to the respective Board of Directors of each of HH and HA, as applicable, for the
Employment Period. No other person will occupy a position or have any authority with respect to the Company that is equal to or greater than the position and authority of the Employee. The Employee shall devote his full time, energy, and skill to the performance of his duties for the Company and for the benefit of the Company, reasonable vacations authorized by the respective Board of
Directors of HH and HA, as applicable, and reasonable absences because of illness excepted, it being understood that Employee shall be eligible for up to four (4) weeks of vacation annually, subject to requirements of operations and as duties may permit provided that unused vacation shall not be accrued and the
Company shall not make payment to Employee for unutilized vacation. Furthermore, the Employee shall exercise due diligence and care in the performance of his duties to the Company under this Agreement. Effective as of the Effective Date and during the Term, (i) HH shall cause Employee to be appointed to serve as a director of the Board of Directors of HA and (ii) the Board of Directors of HH
shall nominate Employee for election to HH's Board of Directors and HH shall use its good faith efforts to elect Employee to such position.

President and Chief Executive Officer
Amended and Restated Employment Agreement

     2. TERM OF AGREEMENT. The term of this Agreement ("Term") shall commence on the Effective Date and shall continue for a period of thirty-six (36) months.
The period of time commencing on the Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of the Employee's employment ("Termination Date") under this or any successor agreement shall be referred to as the "Employment Period." The Company agrees that it will discuss with Employee at least twelve months prior to the Termination Date, its intentions with respect to any extension of its employment of Employee beyond the Termination Date.

     3. COMPENSATION.

          a) BASE SALARY. The Company shall pay the Employee, and the Employee agrees to accept from the Company in full payment for his services to the
Company, a base salary at the rate of Five Hundred and Fifty Thousand Dollars
($550,000.00) per year ("Base Salary"), payable in equal semi-monthly installments or at such other time or times as the Employee and the Company shall agree. Employee's Base Salary shall be reviewed on a calendar year basis, at least annually, by the Company and may be increased as determined by the
Board of Directors of HH or HA in either of their respective sole and absolute discretion.

          b) PERFORMANCE/INCENTIVE BONUS. Employee will be eligible to receive an annual performance/incentive bonus (with a pro rata adjustment for any partial year period caused by the Termination Date being other than December 31 of any year) of a target amount of one hundred percent (100%) and a maximum of two hundred percent (200%) of his annual salary. Employee's bonus for the 2005 year will be based on the full calendar year. The bonus plan will be based upon achievement of goals set forth in a plan approved by the Company, with the intention that such plan will provide for goals that may be adjusted by the
Board of Directors from time to time to reflect the nature of the airline industry and changes in competition. Employee and the Company may, but shall have no obligation to, agree that a portion of Employee's performance/incentive bonus will be paid in shares of common stock of HH valued in a manner agreed upon by the parties.

          c) STOCK INCENTIVE PLAN. Employee shall receive a grant of options to purchase 1,044,000 shares (the "Options") of the common stock of HH. 300,000 of the Options were granted on June 10, 2005, and 744,000 of the Options were granted in July 2005. All Options will vest as follows: (i) one-third on January
1, 2006; (ii) one-third on January 1, 2007; and (iii) one-third on January 1,
2008. In the event that HH shall distribute to the holders of its common stock rights to acquire its common stock or makes any offer solely to holders of its common stock to subscribe for or obtain common stock or warrants, options, convertible securities or other instruments convertible into, or exercisable for, common stock in each case that are (i) distributed or offered solely to common stock holders at any time within three (3) years of the Effective Date and (ii) entitle the common stockholders to acquire common stock at a discount to, or at a price less than, the fair market value (determined by reference to such value on the day preceding the public announcement of any such distribution or offering) of common

President and Chief Executive Officer
Amended and Restated Employment Agreement

stock (collectively, the "Rights"), then the Company shall also grant Employee additional options to purchase shares of the common stock of HH (the "Additional
Options") on the date that is two business days after the last day for the exercise of the Rights. The number of shares represented by the Additional
Options shall equal (i) that percentage which the number of shares of common stock purchasable or issuable pursuant to the Rights bears to the number of outstanding shares of common stock on the date the Rights are distributed or offered times (ii) the number of shares of common stock subject to the unexercised Options. One-third of the Additional Options shall vest on each of the dates the Options would vest (or to the extent any of such Options have already vested on the date the Additional Options are granted, a pro rata portion of the Additional Options shall be vested when the Additional Options are granted). The exercise price per share of the Options and the Additional
Options (collectively, the "Total Options") shall be equal to the fair market value of the common stock of HH on the grant date. Employee and HH shall enter into separate stock option agreements reflecting the terms of the Total Options, which shall not conflict in any way with the terms set forth herein and shall include provisions for equitable adjustment in the event of a stock split, stock dividend or other similar event affecting the common stock of HH. The Company shall use its good faith efforts to ensure that a sufficient number of options remain available for issuance under its approved stock option plan of HH. The
Company shall use its good faith efforts to register any shares of common stock issuable upon exercise of the Total Options on Form S-8 and to maintain such registration for as long as Employee holds such shares or Total Options (as the case may be). The Company hereby represents and warrants to the Employee that, after taking into account all of the shares, rights to acquire, warrants, options, convertible securities and any other instrument convertible into or exercisable for capital stock of HH on the Effective Date, other than any options under stock option plans of the Company (the "Total Shares"), the shares issuable to the Employee upon the exercise of all of the Options will represent approximately two and twenty-five hundredths percent (2.25%) of the Total
Shares.

          d) 1996 STOCK INCENTIVE PLAN. Employee's existing options to purchase
200,000 shares of stock of HH pursuant to the Company's 1996 Stock Incentive
Plan, as Amended, shall remain outstanding in accordance with the terms of
Employee's existing option agreement.

          e) 401K Plan. Employee shall be eligible to participate in the
Company's 401K retirement plan with employer "match" contributions of 2% of
Employee's Base Salary or such greater percentage as may be generally made available to non-contract employees, in each case to the maximum allowable legal limit

     4. FRINGE BENEFITS. Employee shall be entitled to participate, at the
Company's expense, in any benefit programs adopted from time to time by the
Company for the benefit of its executive employees and Employee shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors.

President and Chief Executive Officer
Amended and Restated Employment Agreement

          a) BENEFIT PLANS. Employee shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions
(including waiting periods) specified in such plans.

          b) AUTOMOBILE. The Company shall provide Employee with an automobile allowance of $1000.00 per month.

          c) TRAVEL BENEFITS. Employee and Employee's spouse or domestic partner shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category. Employee's eligible dependents, if any, shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category when traveling with Employee and/or
Employee's spouse or domestic partner; when not traveling with Employee and/or
Employee's spouse or domestic partner, eligible dependents shall be entitled to travel benefits on Company transpacific flights (but not charter flights) at the
PS8Y/SA1F category and interisland flights at the SA0Y/SA1F category. Employee and Employee's spouse or domestic partner and eligible dependents shall be entitled to travel benefits on other airlines at the sole discretion of such airlines, at a comparable level to that provided to other Company executive officers.

          d) EXECUTIVE LONG-TERM DISABILITY INSURANCE PLAN. Subject to the
applicable waiting periods, Employee will be included in the Company's Executive
Long-Term Disability Insurance Plan, as it may be modified from time to time, at the Company's expense.

          e) BUSINESS EXPENSES. The Company shall reimburse the Employee for any and all necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by Employee on behalf of the Company.

          f) LIFE INSURANCE. The Company shall pay the premium for term life insurance coverage of $300,000.

     5. RELOCATION.

          a) The Company will reimburse the Employee for eligible costs related with relocation to Hawaii, which will include but not be limited to the following items: i) the reasonable out-of-pocket costs of moving his household goods and belongings from his present home to Hawaii, including packing, unpacking, shipping and insurance; and ii) closing costs at actual and reasonable amounts for the sale of Employee's current home, and/or the purchase of a home in Honolulu, Hawaii (collectively referred to as the "Relocation
Expenses"). The Relocation Expenses will be reimbursed up to a maximum of
$50,000.00, inclusive of tax.

President and Chief Executive Officer
Amended and Restated Employment Agreement

          b) If, during the first three (3) years following the Effective Date, the Company terminates the Employee's employment without cause, or if Employee terminates his employment pursuant to Section 7(d) hereunder, then the Company will reimburse the Employee for eligible costs related with relocation from
Hawaii, which will include but not be limited to the following items: i) the reasonable out-of-pocket costs of moving his household goods and belongings from
Hawaii, including packing, unpacking, shipping and insurance, (ii) the shipment of one automobile, and (iii) travel costs for Employee and his domestic partner directly related to Employee's relocation from Hawaii (collectively referred to as the "Termination Expenses"). The Termination Expenses will be reimbursed up to a maximum of $50,000.00, inclusive of tax.

          c) If Employee purchases a residence in Honolulu and within one year of the Effective Date is terminated by the Company without cause, or if Employee terminates employment hereunder within said first year of employment pursuant to
Section 7(d) or this Agreement, Employee shall have the option, exercisable on written notice to the Company delivered within ninety (90) days of said termination, to sell said purchased residence to the Company at the original purchase price. The closing of the sale of the Employee's residence to the
Company pursuant to this provision shall take place no later than ninety (90)
days after the receipt by the Company of the written notice of the exercise by the Employee of the option set forth herein.

     6. CONFIDENTIAL INFORMATION. Employee recognizes that by reason of his employment by and service to the Company he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company which will be imparted to him from time to time in the course of the performance of his duties hereunder. Employee acknowledges that such information is a valuable and unique asset of the Company and agrees that he shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any confidential information of the Company to any person, except that Employee may use and disclose to authorized personnel of the Company such confidential information as is reasonably appropriate in the course of the performance of his duties hereunder. Confidential information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans;
development projects; computer software and related documentation and materials;
designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profit figures, customers or customer lists. Confidential information shall not include any information that is or shall become publicly known through no fault of the Employee and any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

President and Chief Executive Officer
Amended and Restated Employment Agreement

     7. TERMINATION OF EMPLOYEE'S EMPLOYMENT.

          a) DEATH; DISABILITY. If the Employee dies while employed by the
Company, his employment shall immediately terminate. If, as a result of
Employee's mental or physical incapacity, Employee shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which he previously performed them during an aggregate of one hundred twenty
(120) business days in any consecutive seven (7) month period ("Disability"),
Employee's employment may be terminated by the Company for Disability. In the event of Disability or death, the Employee or Employee's beneficiaries, as the case may be, shall continue to be paid the Base Salary through the Termination
Date and a performance/incentive bonus, to the date of death or Disability, as determined in accordance with Section 3(b). In the case of death, the Employee's beneficiaries or his estate shall receive benefits in accordance with the
Company's retirement, insurance and other applicable programs and plans then in effect.

          b) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate
Employee's employment under this Agreement for "cause" at any time prior to expiration of the Term, only upon the occurrence of any one or more of the following events:

               (i) The material breach by Employee of his obligations hereunder, after Employee has been given written notice specifying the breach and has been provided a thirty day opportunity to cure. This includes, without limitation, willful neglect of Employee's duties or Employee's willful failure (other than any such failure resulting from the termination of the Employee's employment for death, disability, retirement or good reason, as provided elsewhere in this
Agreement) to implement or adhere to policies established by, or directives of, the Company's Board of Directors.

               (ii) Employee is convicted of, or pleads guilty or no contest to a felony, or written evidence is presented to the Board that Employee engaged in a crime that may have an adverse impact on the Company's reputation and standing in the community.

               (iii) Committed fraud in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the
Company or others.

     In the event of termination for cause, the Company shall pay the Employee any portion of the Employee's Base Salary accrued, but not paid, prior to the
Termination Date. In the event of termination for cause, the Company's obligation to pay Employee's Base Salary for any periods after the Termination
Date shall cease as of the Termination Date. If Employee's employment is terminated for cause, Employee's employment may be terminated on written notice, effective immediately, unless otherwise expressly provided for in this
Agreement.

President and Chief Executive Officer
Amended and Restated Employment Agreement

          c) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company shall have the right to terminate this Agreement prior to the expiration of the Term, at any time, without cause. In the event the Company shall so elect to terminate this Agreement, the Employee shall receive compensation pursuant to the provisions of Section 8 hereof.

          d) TERMINATION BY THE EMPLOYEE FOR GOOD REASON. The Employee shall have the right to terminate this Agreement for good reason. For purposes of this
Agreement, "good reason" shall mean the occurrence, without the Employee's prior written consent, of any one or more of the following events:

               (i) The assignment to the Employee of any duties that are
materially inconsistent with, or reflect a material reduction of the powers and responsibilities, or a change of the Employee's reporting responsibilities, or a negative change of Employee's title and responsibilities;

               (ii) The Company's material breach of any of the provisions of this Agreement, or a material change in the conditions of Employee's employment
(e.g. including, without limitation, a failure by the Company to provide the
Employee with incentive compensation and benefit plans that provide comparable benefits and amounts as such type of programs in effect as of the Effective Date as provided to other Company executive officers, etc.);

               (iii) The relocation of the Company's principal executive offices to a location outside of the Honolulu area or the Company's requiring the
Employee to be based anywhere other than the Company's principal executive offices, except for travel on Company business to an extent substantially consistent with the Employee's position and responsibilities;

               (iv) A change in control of the Company as provided for in
Section 10 hereof; or

               (v) A failure by the Company to maintain Directors' and Officers'
insurance as set forth in Paragraph 19 hereof.

     The Employee agrees to provide the Company thirty (30) days' prior written notice of any termination for good reason (except in the case of a termination pursuant to subparagraph (iv) hereof), during which 30-day period the Company shall have the right to cure the circumstances giving rise to the good reason stated in such notice. In the event of termination for good reason, the Employee shall receive compensation pursuant to the provisions of Section 8 hereof.

          e) TERMINATION BY THE EMPLOYEE WITHOUT GOOD REASON. The Employee shall have the right to terminate this Agreement without good reason. In the event of a resignation by Employee without good reason, the

President and Chief Executive Officer
Amended and Restated Employment Agreement

Company shall pay the Employee any portion of the Employee's Base Salary accrued, but not paid, prior to the Termination Date.

     8. COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY
THE EMPLOYEE FOR GOOD REASON. If the Employee's employment shall be terminated
(i) by act of the Company other than for cause, or (ii) by the Employee for good reason, the Employee shall be entitled to the following benefits:

          a) PAYMENT OF UNPAID BASE SALARY AND PERFORMANCE/INCENTIVE BONUS. The
Company shall immediately pay the Employee any portion of the Employee's Base
Salary accrued, but not paid, prior to the Termination Date and a performance/incentive bonus for such year as determined in accordance with
Section 3(b).

          b) LUMP SUM PAYMENT. The Employee shall receive, no later than five
(5) calendar days after the Termination Date, a lump sum payment in the amount of one million dollars ($1,000,000) by wire transfer of immediately available funds to an account designated in writing by the Employee.

          c) CONTINUATION OF FRINGE BENEFITS. Throughout the Term of this
Agreement from and after the date of Termination, the Company shall continue to provide the Employee with the following fringe benefits as if the Employee's employment under the Agreement had not been terminated: (i) Benefit Plans set forth in Section 4(a) to the extent that Employee can be provided with such fringe benefits or continue to participate in such Benefit Plans without adversely effecting the tax-qualified status of any such Benefit Plan, or if provision would effect the tax status of any such Benefit Plan, the economic equivalent of the benefits under the Benefit Plan at no greater cost to the
Company than if it had provided the benefits under such Benefit Plan, provided that [1] such plans shall be those plans then in effect by the Employer (or, if they are not, then benefits not less favorable to the Employee than those in effect immediately prior to his termination), [2] that in lieu of medical plan benefits, Employee will be provided with a cash lump sum payment equivalent to the value of such benefits for the Term, and [3] that coverage (as distinct from benefits due to disability) under the Company's long term disability insurance will not be included as part of benefits provided after termination of employment because the carrier limits provision of such to employees and (ii)
Travel Benefits set forth in Section 4(d). If required by law or otherwise allowed by the relevant carrier, Employee will be afforded the opportunity to continue such benefits at Employee's own cost after the Term.

          d) STOCK OPTIONS. Notwithstanding any provision in any applicable
Company equity plans or agreements (such as, but not limited to, those relating to stock options, stock appreciation rights, restricted stock awards, stock purchases) to the contrary, all rights to such equity benefits previously granted to Employee shall become immediately fully vested and exercisable as of the Termination Date, unless the Termination Date is caused by a termination by
Employee without good

President and Chief Executive Officer
Amended and Restated Employment Agreement

reason, and shall remain exercisable for a period thereafter of one (1) year
(but not beyond the term of the option or rights). To the extent that any of the
Total Options have not been granted to the Employee on or before the Termination
Date ("Unissued Options"), Employee shall be entitled to receive a lump sum payment on the first anniversary of the Termination Date, by wire transfer of immediately available funds to an account designated in writing by Employee, in the amount of the number of Unissued Options multiplied by the average of the spread during the period beginning on the Termination Date and ending on the first anniversary of the Termination Date between (i) what the exercise price for such Unissued Options would have been had they been granted in accordance with the terms and on the dates set forth in this Agreement and (ii) the closing market price of HH shares during that period on the principal market or exchange on which HH Common Stock is traded. The provisions of this Section 8(d) shall supersede, insofar as concerns Employee, any such plans or agreements of the
Company referred to above as of the Effective Date.

          e) NO MITIGATION REQUIRED; NO OTHER ENTITLEMENT TO BENEFITS UNDER
AGREEMENT. The Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 8, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by the Employee as the result of employment with another employer after the Termination Date, or otherwise. Except as set forth in this Section 8, following a termination governed by this Section 8, the Employee shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Employee's employment under this Section 8.

     9. NONCOMPETITION PROVISIONS.

          a) NONCOMPETITION. During the Term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee agrees and covenants that Employee shall not, directly or indirectly, undertake to become an employee, officer, partner, consultant or otherwise be connected with any entity for which, at such time or for the twelve (12) month period thereafter in excess of fifteen percent (15%) of its business is primarily directed at competition with the Company either within Hawaii or on routes to and from
Hawaii serviced by the Company, provided, however, for sake of clarity, Employee shall not violate this provision if he is employed with overall responsibility for a business area (such as marketing) which includes oversight and responsibility for routes within Hawaii or on routes to and from Hawaii serviced by the Company. Employee acknowledges and agrees that any breach of this non-competition provision shall entitle Employer to immediately terminate payments pursuant to Section 8 of this Agreement. If the Company ceases operations on a permanent basis or if the Company ceases to make payments to
Employee pursuant to Section 8 hereof, the restrictions of this section shall immediately terminate.

President and Chief Executive Officer
Amended and Restated Employment Agreement

          b) NONDISPARAGEMENT. During the Term of this Agreement and for a period of twenty-four (24) months commencing on the Termination Date, each party agrees that it/he shall not make any statements that disparage or tend to disparage the other party, including, in the case of the Company, its products, services, officers, employees, advisers or other business contacts. Employee acknowledges and agrees that any breach of this nondisparagement provision shall entitle the Company to immediately terminate payments pursuant to Section 8 of this Agreement, and if such disparagement is material and results in damage to the Company, the Company may also seek repayment of amounts previously paid to
Employee pursuant to Section 8. The Company acknowledges that any breach of this nondisparagement provision shall accelerate all payments due Employee under
Paragraph 8 hereof, which shall become immediately payable in full.

          c) RIGHT TO COMPANY MATERIALS. Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents ("Company Materials") used, prepared, or made available to
Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company
Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

          d) ANTISOLICITATION. Employee promises and agrees that during the Term of this Agreement and for the twenty-four (24) month period commencing on the
Termination Date, he will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the Company, or any subsidiary or affiliate of the Company.

          e) SOLICITING EMPLOYEES. During the Term of this Agreement and for the twenty-four (24) month period commencing on the Termination Date, Employee promises and agrees that he will not directly or indirectly solicit any of the
Company's employees to work for any business, individual, partnership, firm, corporation, or other entity in which Employee has any relationship.

     10. MERGER OR OTHER CHANGE IN CONTROL. In the event of a "change in control" (defined below) of either HH or HA, the Employee shall have the right, on written notice to the Company given at any time within sixty (60) days after such change in control occurs, to elect to terminate his employment with the
Company, which termination will be deemed a termination by the Employee for good cause as set forth in Section 7(d), in accordance with which the Employee shall receive compensation pursuant to the provisions of Section 8 hereof. A "change in control" shall mean, with respect to the Company (the definition of which, for sake of clarity, means either or both of HA or HH), any of the following:
(a) any person or persons acting together that would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, beneficially own 30% or more of the total voting power of the stock of the Company entitled to vote for the board of directors of the Company (the "Voting Stock")

President and Chief Executive Officer
Amended and Restated Employment Agreement

or economic interests in the Company, (b) the sale, transfer, assignment or other disposition (including by merger or consolidation) by the shareholders of
HH, in one transaction or a series of related transactions, with the result that the beneficial owners of the Voting Stock of or economic interests in HH immediately prior to the transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 50%
of the voting power of all classes of Voting Stock of HH or any successor entity of HH or economic interests in HH representing more than 50% of the economic interests in HH or any Company or any successor entity of HH; (c) the approval by the shareholders of the Company of any sale or other transfer (in one or a series of transactions) of all or substantially all of the assets of the
Company, (d) the dissolution or liquidation of the Company, or (e) a change in the composition of the Board, as a result of which, fewer than one-half of the incumbent directors (without including directors who are appointed as part of the union contract) are directors who either (i) had been directors, other than directors who are appointed as part of the union contract, of the Company on the
Effective Date (the "Original Directors"); or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination or directors whose election or nomination was previously so approved.

     11. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile (with confirmation of transmission), first class mail, certified or registered with return receipt requested, or national, reputable overnight courier and shall be deemed to have been duly given three (3) days after mailing or on the next business day following delivery by overnight courier or transmission of a facsimile to the respective persons named below:

         If to HA:              Hawaiian Airlines, Inc.
                                c/o Ranch Capital, LLC
                                12730 High Bluff Drive, Suite 180
                                San Diego, California 92130
                                Attn: Chairman of the Board of Directors

              with a copy to    Hawaiian Airlines, Inc.
                                3375 Koapaka Street, Suite G-350
                                Honolulu, HI 96819
                                Attn: General Counsel

         If to HH:              Hawaiian Holdings, Inc.
                                c/o Ranch Capital, LLC
                                12730 High Bluff Drive, Suite 180
                                San Diego, California 92130
                                Attn: Chairman of the Board of Directors

President and Chief Executive Officer
Amended and Restated Employment Agreement

              with a copy to    Hawaiian Holdings, Inc.
                                3375 Koapaka Street, Suite G-350
                                Honolulu, HI 96819
                                Attn: General Counsel

         If to the Company, then to either HA or HH, as set forth above.

         If to Employee:        Mark B. Dunkerley
                                c/o Munger, Tolles & Olson
                                355 S. Grand Ave. 3500
                                Los Angeles, California 90071
                                Attn: Sandra Seville-Jones
                                Tel: (213) 683-9126
                                Fax: (213) 683-5126

     Either party may change such party's address for notices by written notice duly given pursuant hereto.

     12. ARBITRATION CLAUSE/ATTORNEYS FEES. Any controversy or claim arising out of or relating to this Agreement shall be settled by expedited arbitration administered by the DRS, Inc. in Honolulu, Hawaii, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event judicial or quasi-judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, the
Company and Employee shall each bear its/his respective attorneys' fees and costs associated with such dispute. The Company shall reimburse the Employee for all reasonable attorneys' fees and expenses incurred in connection with entering into and/or negotiating this Agreement.

     13. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings (including, without limitation, the Original Agreement) between the parties with respect to employment or with respect to the compensation of the Employee by the Company from and after the Effective Date except for the grant of the stock options referred to in Section 3(d) that will continue to be governed by the agreements entered into with respect thereto.

     14. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the express provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

     15. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in

President and Chief Executive Officer
Amended and Restated Employment Agreement

accordance with the laws of the State of Hawaii applied without regard to the choice of law principles thereof.

     16. ENTIRE AGREEMENT; HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this
Agreement for any other purpose.

     17. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by the party against whom such modification is charged.

     18. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.
Further, any court order striking any portion of is Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     19. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 145 of the Delaware General
Corporation Law and the Restated Articles of Incorporation and Amended Bylaws of
Hawaiian Airlines, Inc. and of Hawaiian Holdings, Inc. respectively. The Company will maintain an Errors and Omissions insurance policy during the term of this
Agreement, which policy shall name the Employee as an insured.

     20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     21. SECTION 409A. Notwithstanding any other provision of this Agreement to the contrary, in the event that any amounts of compensation payable or benefits provided under this Agreement upon the termination of the employment of Employee are considered as the deferral of compensation pursuant to a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code, then this Agreement shall be construed, and such compensation shall be payable or benefits provided, so that this Agreement and the time of payment of such compensation or benefits satisfies the requirements of Section 409A of the Code.
Upon the issuance of the guidance by the Internal Revenue Service as to the application of Section 409A of the Code to payments upon the termination of employment of an employee, the Company

President and Chief Executive Officer
Amended and Restated Employment Agreement

and Employee shall mutually agree to such reasonable amendments to this
Agreement as are requested by Employee as to the time for payment (which time shall not be earlier than the time presently provided herein) of any amounts of compensation payable or benefits to be provided upon the termination of employment of Employee. The Company shall have no liability for any delay in the time of payment of any compensation or the provision of any benefit (and it shall not be a breach of this Agreement) that the Company reasonably and in good faith believes is required by the provisions of this Section 21; provided, however, that nothing contained herein shall be construed to excuse the Company from paying any amounts or providing any benefits in accordance with its obligations hereunder.

     22. WITHHOLDING. The Company shall have the right to deduct and withhold from all amounts payable or benefits provided to Employee (whether pursuant to this Agreement or otherwise) all federal, state and local income and employment taxes the Company believes is required to be so deducted and withheld. In the event any compensation is paid or benefits are provided other than in cash,
Employee shall make arrangements satisfactory to the Company for the payment to the Company of such income and employment taxes.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and the Employee has hereunto signed this
Agreement, as of the date first above written.

EMPLOYEE                           HAWAIIAN HOLDINGS, INC.

/s/ Mark B. Dunkerly               By: /s/ Randall L. Jenson
-------------------------              -----------------------------------------
Mark B. Dunkerley                  Name: Randall L. Jenson
                                         ---------------------------------------
                                   Title: Chief Financial Officer and Treasurer
                                          --------------------------------------

                                   HAWAIIAN AIRLINES, INC.

                                   By: /s/ Stephen Jackson
                                       -----------------------------------------
                                   Name: Stephen Jackson
                                         ---------------------------------------
                                   Title: Senior Vice President, Chief Financial
                                          Officer and Treasurer
                                          --------------------------------------